SWIFT ENERGY COMPANY
2016 EQUITY INCENTIVE PLAN
ARTICLE I
PURPOSE
Purpose of the Plan. The Plan shall be known as the Swift Energy Company 2016 Equity Incentive Plan (the “Plan”). The Plan is intended to further the growth and profitability of Swift Energy Company (the “Company”) by increasing incentives and encouraging Share ownership on the part of certain Employees, officers, non-employee directors, consultants and independent contractors of the Company and its Subsidiaries. The Plan is intended to permit the grant of Awards that constitute Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards and Performance Awards including any combination of the above.
ARTICLE II
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company.
“Articles” means the Company’s Certificate of Incorporation, as may be amended, supplemented or restated from time to time.
“Award” means, individually or collectively, a grant under the Plan of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards, Performance Awards and other awards granted pursuant to Article XI.
“Award Agreement” means the written agreement approved by the Committee setting forth the terms and conditions of an Award, with respect to the Emergence Option Awards, the forms of Non-Qualified Stock Option Agreement – Emergence Grant (Type I) and Non-Qualified Stock Option Agreement – Emergence Grant (Type II), attached hereto as Exhibits A-I and A-II and made a part of this Plan (the “Emergence Option Agreements”) and with respect to the forms of Emergence RSU Awards, the Restricted Stock Unit Agreement – Emergence Grant (Type I) and the Restricted Stock Unit Agreement – Emergence Grant (Type II), attached hereto as Exhibits B-I and B-II, and made a part of this Plan (the “Emergence RSU Agreements”).
“Base Price” means the price at which an SAR may be exercised with respect to a Share.

“Board” means the Company’s Board of Directors, as constituted from time to time.
“Cash Incentive Award” means a cash award granted pursuant to Article X of this Plan.
“Cause” means, except as otherwise defined in a particular Award Agreement, with respect to a Participant’s Termination from and after the date hereof, the following:
(a)    in the case where there is no employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import)), Termination due to: (i) a failure by Participant to perform substantial job functions that continues after written notice to the Participant from the Company and that is not cured within fifteen (15) days following such notice; (ii) a commission of fraud or material dishonesty in performance of Participant’s duties against the Company, its Subsidiaries, Affiliates or customers; (iii) conviction of, or plea of guilty or nolo contendere to, a felony; (iv) a malfeasance or misconduct by Participant in performance of Participant’s duties or any wrongful act or omission (other than in the good faith performance of duties) that is materially injurious to the financial condition or business reputation of the Company; (v) a material breach of a confidentiality covenant that is not cured within thirty (30) days following a notice from the Company; (vi) a material breach of a non-disparagement covenant that is not cured within thirty (30) days following a notice from the Company; (vii) Participant’s breach of a non-compete or non-solicitation covenant to which the Participant is subject; or (viii) a material breach or a material violation of the Company’s code of conduct or any other material policy; or
(b)    in the case where there is an employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of service as a Director, “cause” shall mean an act or failure to act that constitutes cause for removal of a Director of the Board under applicable law.
“Change in Control” means the occurrence of any one or more of the following events that occurs after the Emergence Date:
(a)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) (other than (A) an Excluded Person, (B) the Company, (C) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (D) any company or entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company or (E) pursuant to an Exempt Transaction), becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the

Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities;
(b)    the consummation of a merger, reorganization or consolidation of the Company with another Person, other than an Exempt Transaction;
(c)    the consummation of a sale, disposition or other change in ownership of assets of the Company and/or any of its direct and indirect subsidiaries having a value (with “value” of such assets defined, for this purpose, as either (1) the value of the assets of the Company and/or any of its direct and indirect subsidiaries or (2) the value of the assets being disposed of, in each case, as determined without regard to any liabilities associated with such assets) constituting at least 50% of the total gross fair market value of all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis), (with “gross fair market value” of such assets determined without regard to any liabilities associated with such assets), immediately prior to such transaction to a Person or Persons (other than an Excluded Person) in one or a series of related transactions; or
(d)    the consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Company authorizing a complete liquidation or dissolution of the Company.
For the sake of clarity, a Change in Control will not be deemed to have occurred if an Excluded Person has the ability to appoint a majority of the Board or any parent entity.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to a particular Award, any of the foregoing events shall constitute a “Change in Control” only if such event is also a “change in control event” within the meaning of Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means the committee, as described in Article III, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.
“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
“Director” means a member of the Board.
“Disability” means, except as otherwise defined in a particular Award Agreement:
(a)    in the case where there is no employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant (or when there is such an agreement but it does not define “disability” (or words of like import), a Participant’s inability to perform his duties due to a mental or physical impairment for (i) 90 consecutive days or (ii) 180 days out of any 365-day period, which in either case, for purposes of this Plan and any Award granted to the Participant, shall only be deemed to occur following the written determination by the Committee of any such occurrence of Disability; provided, further, that, notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code; or
(b)    in the case where there is an employment agreement, consulting agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant that defines “disability” (or words of like import), “disability” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “disability” only applies on occurrence of a change in control, such definition of “disability” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.
“Eligible Individual” means any of the following individuals who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein: (a) any non-employee director, officer, (b) consultant, independent contractor and in the case of either of the foregoing, provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (c) Employee of the Company or a Subsidiary of the Company or (d) any individual to whom the Company, or a Subsidiary of the Company, has extended a formal offer of employment, so long as the grant of any Award shall not become effective until the individual commences employment.
“Emergence Date” means the date that the Company consummates its Chapter 11 plan of reorganization.
“Employee” means an employee of the Company or a Subsidiary. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee; and provided further that the Grant Date for such Award shall be no earlier than the date the individual commences such employment and such individual has agreed to commence service within ninety (90) days of such offer.
“Excluded Person” means any fund or account of any subsidiary thereof controlled or managed (as investment manager, investment adviser or equivalent) directly or indirectly by Strategic Value Partners, LLC or its affiliates, excluding any operating portfolio companies of the foregoing funds or accounts.
“Exempt Transaction” means a transaction or series of transactions in which the holders of the Voting Securities of the Company outstanding immediately prior thereto, continue to retain or represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Securities of the surviving entity), more than 50% of the combined voting power of the Voting Securities of the Company, such surviving entity or any ultimate parent thereof outstanding immediately following such transaction or series of transactions.
“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.
“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the closing sale price of such a Share as reported by the principal exchange on which such Shares are traded on the date as of which such value is being determined or, if there were no reported transaction for such date, the closing sale price as reported by exchange for the immediately preceding date for which a transaction was reported, (b) if the Shares are not readily traded on an established national or regional securities exchange, then the average of the bid and ask prices for such a Share on the date as of which such value is being determined, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Board determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Board, in good faith without taking into account minority interest, lack of liquidity or similar discounts; provided the method for determining such fair market value is stated in the particular Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
“Good Reason” means, except as otherwise defined in a particular Award Agreement, in the case where there is an employment agreement, change in control agreement, severance agreement or agreement similar to any of the foregoing in effect between the Company or an Affiliate and the Participant that defines “good reason” (or words of like import), “good reason” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “good reason” only applies on occurrence of a change in control, such definition of “good reason” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.
“Grant Date” means the date specified by the Committee on which a Grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards, Performance Awards or other awards granted pursuant to Article XI will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
“Immediate Family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.
“Incentive Stock Option” means Options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Shares granted pursuant to Article VII.
“Participant” means an Eligible Individual to whom an Award has been granted and remains outstanding.
“Performance Award” means an Award granted to a Participant pursuant to Article X hereof contingent upon achieving certain Performance Goals.
“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable, as specified in Section 10.2 of this Plan.
“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate and are to be achieved.
“Period of Restriction” means the period during which Awards are subject to forfeiture and/or restrictions on transferability, as provided in Article VIII of this Plan.
“Person” has the meaning set forth in clause (a) of the Change in Control definition.
“Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Award, Restricted Stock, Restricted Stock Unit or other awards contemplated under Article XI of this Plan or portion of such award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
“Restricted Stock” means an Award granted pursuant to Article VIII under which the Shares are subject to forfeiture upon such terms and conditions as specified in the relevant Award Agreement.
“Restricted Stock Unit” or “RSU” means an Award granted pursuant to Article VIII subject to a period or periods of time after which the Participant will receive Shares, cash or a combination thereof if the conditions contained in such Stock Award have been met.
“Share” means the share of the Company’s common stock, or any security issued by the Company or any successor in exchange or in substitution therefore.
“Spread” means, in the case of an SAR or an Option, the aggregate difference between the Fair Market Value of all the Shares subject to such SAR or Option and the aggregate Base Price or Exercise Price of such SAR or Option, as applicable.
“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article IX, granted alone or in tandem with a related Option which is designated by the Committee as an SAR.
“Stock Award” means an Award of Restricted Stock or an RSU pursuant to Article VIII.
“Stockholder” means an individual or entity that owns one or more Shares.
“Subsidiary” means a corporation, company or other entity (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but at least fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which, at the time, the Company owns or controls, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power represented by all classes of stock issued by such corporation.
“Termination” means (i) in the case of a person who was an Employee on the date of grant of an Award: (a) a termination of employment of the Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be a Subsidiary, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Subsidiary at the time the entity ceases to be a Subsidiary; (ii) in the case of a person who was a consultant or independent contractor on the Grant Date of an Award, that person has ceased to be a consultant or independent contractor of the Company or a Subsidiary; or (iii) in the case of a person who was solely a Director on the date of grant of an Award, that individual Director has ceased to be a member of the Board. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination in a particular Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination thereafter; provided, further that for Awards that are considered to be “deferred compensation” within the meaning of Section 409A of the Code and that are settled or distributed upon a “Termination,” the foregoing definition shall only apply to the extent the applicable event would also constitute a “separation from service” under Code Section 409A.
“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.
“Voting Securities” means securities entitled to vote generally in the election of Directors.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered by the Committee. The Committee shall consist of two (2) or more members of the Board.
3.2    Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the full and final authority in its discretion to (a) determine which Eligible Individuals shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements (and any other instrument relating to the Plan), (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by Eligible Individuals, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies), in the Plan and/or any Award Agreement, (h) accelerate the vesting of any Award, (i) extend the period during which an Option or SAR may be exercisable in compliance with Section 409A of the Code, (j) impose “black out” or other periods during which an Option or SAR may be exercised and (k) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan. Notwithstanding the foregoing, in the event any Participant is a member of the Committee, such Participant cannot participate in or vote with respect to any matter which will affect the Participant’s Awards or rights under the Plan.
The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan.
The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.
3.3    Delegation by the Committee.
3.3.1    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to a subcommittee thereof; provided, however, that the Committee may not delegate its authority or power if prohibited by applicable law.
3.3.2    The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.
3.3.3    To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (a) designate employees to be recipients of awards under this Plan; and (b) determine the size of any such awards; provided, however, that (i) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (ii) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
3.4    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board and any person designated pursuant to Section 3.3.1, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
3.5    Decisions Binding. All good faith determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
ARTICLE IV
SHARES AVAILABLE UNDER THE PLAN
4.1    Maximum Number of Shares.
4.1.1    Subject to adjustment as provided in Section 4.3, the number of Shares available for delivery pursuant to (a) Options or SARs, (b) Restricted Stock, (c) Restricted Stock Units, (d) Performance Awards, and (e) awards contemplated by Article XI of this Plan granted under the Plan shall be, in the aggregate, 582,011 Shares. Shares awarded under the Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as treasury Shares or a combination thereof. Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1. The aggregate number of Shares available under this Section 4.1 will be reduced by one Share for every Share subject to an award granted under this Plan.

4.1.2    238,096 (i.e., forty and nine tenths percent (40.9%)) of the Shares reserved for issuance hereunder shall, in the aggregate, be granted by the Committee to certain Employees of the Company or any Subsidiary (the “Emergence Pool” and any such Awards the “Emergence Awards”) on the Emergence Date or as soon as administratively practicable after the Emergence Date, but in no event later than five (5) days following such Emergence Date; provided, that (i) 105,821 Shares (i.e., forty-four and four tenths percent (44.4%)) of the Emergence Pool shall be granted in the form of Options (the “Emergence Option Awards”), in accordance with the terms and conditions set forth in the Emergence Option Agreements to such Employees and in such amounts specified on the Emergence Pool Grant Allocation schedule, attached hereto as Exhibit C and made a part of this Plan, and (ii) 132,275 Shares (i.e., fifty-five and six tenths percent (55.6%)) of the Emergence Pool shall be granted in the form of RSUs hereto (the “Emergence RSU Awards”), in accordance with the terms and conditions set forth in the Emergence RSU Agreements to such Employees and in such amounts specified on the Emergence Pool Grant Allocation schedule, attached hereto as Exhibit C and made a part of this Plan.
4.2    Lapsed Awards.
4.2.1    To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, or (ii) of the settlement of all or a portion of such Award in cash, then such Shares shall again be available under Section 4.1 of this Plan.
4.2.2    Notwithstanding anything to the contrary contained herein: (a) Shares withheld by the Company in payment of the Exercise Price of an Option will not be added back to the aggregate number of Shares available under Section 4.1 above; (b) Shares tendered or otherwise used in payment of the Exercise Price of an Option will not be added to the aggregate number of Shares available under Section 4.1 above; (c) Shares withheld by the Company or tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Shares available under Section 4.1 above; (d) Shares subject to an SAR that are not actually issued in connection with its Shares settlement on exercise thereof will not be added back to the aggregate number of Shares available under Section 4.1 above; and (e) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be added to the aggregate number of Shares available under Section 4.1 above.
4.3    Changes in Capital Structure. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, Change in Control or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the Shares, the Board shall, in its sole discretion, in such manner as it in good faith deems equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, adjust any or all of (x) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards (or other awards pursuant to Article XI of this Plan) may be granted, (y) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards (or other awards pursuant to Article XI of this Plan), and (z) the Exercise Price or Base Price with respect to any Award (or other award pursuant to Article XI of this Plan), or make provision for an immediate cash payment to the holder of an outstanding Award (or other award pursuant to Article XI of this Plan) in consideration for the cancellation of such Award (or other award pursuant to Article XI of this Plan). Any such adjustments pursuant to this Section 4.3 will not be considered an amendment to this Plan.
4.3.1    If the Company enters into or is involved in any Corporate Event, the Board shall, prior to such Corporate Event and upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute awards in respect of the Shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of Shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Corporate Event. Notwithstanding anything to the contrary in the Plan, if a Change in Control occurs, with respect to clauses (a), (b) and (c) of such definition only, the Company shall have the right, but not the obligation, to cancel each Participant’s Awards immediately prior to such Change in Control and to pay to each affected Participant in connection with the cancellation of such Participant’s Awards, an amount that the Committee, in its sole discretion, in good faith determines to be the equivalent value of such Award in a manner that complies with Section 409A of the Code (e.g., in the case of an Option or SAR, the amount of the Spread), it being understood that the equivalent value of an Option or SAR with an exercise price greater than or equal to the Fair Market Value of the underlying Shares shall be $0.
4.3.2    Upon receipt by any affected Participant of any such substitute awards (or payment) as a result of any such Corporate Event, such Participant’s affected Awards for which such substitute awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 4.3 need not be uniform as to all outstanding Awards, nor treat all Participants identically.
4.3.3    In addition, for each Option or Stock Appreciation Right with an Exercise Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Article IV of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Article IV; provided, however, that any such adjustment to the number specified in Section 4.5 of this Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

4.4    Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued Shares are issued under this Plan, such Shares shall not be issued for a consideration that is less than as permitted under applicable law.
4.5    Limit on Incentive Stock Options. Notwithstanding anything in this Article IV, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 4.3 of this Plan, the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Shares.
4.6    Individual Participant Limits. Notwithstanding anything in this Article IV, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 4.3 of this Plan:
4.6.1    No Participant will be granted Options and/or Stock Appreciation Rights, in the aggregate, for more than 200,000 Shares during any calendar year.
4.6.2    No Participant will be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Awards and/or other awards under Article XI of this Plan, in the aggregate, for more than 200,000 Shares during any calendar year.
4.6.3    In no event will any Participant in any calendar year receive Qualified Performance-Based Awards and/or other awards payable in cash under Article XI of this Plan having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000.
4.6.4    In no event will any Participant in any calendar year receive Performance Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $3,000,000.
4.6.5    No non-employee Director will be granted, in any period of one calendar year, Awards under the Plan having an aggregate maximum value in excess of $500,000.
4.7        Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Shares available for awards under this Plan as provided for in Section 4.1 of this Plan, as may be adjusted under Section 4.3 of this Plan, may be used for awards granted under Article VII through Article XI of this Plan that do not at grant comply with the applicable one-year minimum vesting requirements set forth in such sections of this Plan.
ARTICLE V
EFFECTIVE DATE
This Plan shall be submitted to the United States Bankruptcy Court for the District of Delaware for approval in connection with the plan of reorganization and, shall be effective on the Emergence Date (the “Effective Date”). No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

ARTICLE VI
GENERAL REQUIREMENTS FOR AWARDS
6.1    Awards Under the Plan. Awards under the Plan may be in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash Incentive Awards, Performance Awards and other awards under Article XI of this Plan, including any combination of the above. No fractional Shares shall be issued under the Plan nor shall any right be exercised under the Plan with respect to a fractional Share.
6.2    General Eligibility. All Eligible Individuals are eligible to be granted Awards, subject to the terms and conditions of this Plan. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion.
6.3    Acceptance. Awards must be accepted within a period of sixty (60) days (or such other period as the Committee may specify) after the Grant Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.
ARTICLE VII
STOCK OPTIONS
7.1    Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion.
7.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, subject to the limitations set forth in Article IV of this Plan, any conditions to the exercise of all or a portion of the Option, vesting requirements, and such other terms and conditions as the Committee, in its discretion, shall determine.
7.3    Exercise Price. Subject to the other provisions of this Article VII, the Exercise Price with respect to Shares subject to an Option shall be no less than the Fair Market Value.
7.4    Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth (10th) anniversary of its Grant Date.
7.5    Exercisability of Options. Subject to Section 7.4, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.
7.6    Method of Exercise. Options shall be exercised in whole or in part by the Participant’s delivery of a written or electronic notice of exercise (in accordance with the applicable Award Agreement or procedures established by the Company) to the Chief Financial Officer or General

Counsel of the Company (or each of his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. Each grant will specify whether the Exercise Price shall be payable to the Company (a) in full in cash or its equivalent, (b) by the actual or constructive transfer to the Company of Shares owned by the optionee (or other consideration authorized pursuant to Section 7.10 of this Plan) having a value at the time of exercise equal to the total Exercise Price, (c) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Committee. No Shares resulting from the exercise of an Option shall be issued until full payment therefore has been made. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (or the equivalent if such Shares are held in book entry form) for such Shares with respect to which the Option is exercised.
7.7    Certain Powers. Subject to the provisions of Section 13.2 of this Plan, unless otherwise provided in the Award Agreement, the Committee may, at its sole and absolute discretion, (i) lower the Exercise Price of an Option after it is granted, or take any other action with the effect of lowering the Exercise Price of an Option after it is granted; or (ii) permit Participants to cancel an Option in exchange for another Award.
7.8    Dividends and Other Distributions. Unless otherwise provided in the Award Agreement, Participants shall not be entitled to receive any dividends or other distributions paid with respect to any Options, whether vested, but unexercised, or unvested.
7.9    Type of Options. Options granted under this Plan may be (a) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (b) Non-Qualified Stock Options that are not intended so to qualify, or (c) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
7.10    Deferred Payment. To the extent permitted by law and in compliance with Section 409A of the Code, as applicable, any grant may provide for deferred payment of the Exercise Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
7.11    Successive Grants. Successive grants may be made to the same Participant whether or not any Option previously granted to such Participant remains unexercised.
7.12    Acceleration. A grant of Options may provide for the earlier exercise of such Options, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or Disability of a Participant, or in the event of a Change in Control, including, but not limited to, where either (i) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for Cause or the Participant terminates his or her employment or service for Good Reason or (ii) such Options are not assumed or converted into replacement awards in a manner described in the particular Award.
7.13    Performance Goals. Any grant of Options may specify Performance Goals that must be achieved as a condition to the exercise of such rights.
7.14    Dividends. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon.
ARTICLE VIII
STOCK AWARDS
8.1    Grant of Stock Awards. Subject to the provisions of the Plan, Stock Awards may be granted to such Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. Stock Awards may be issued either alone or in addition to other Awards granted under the Plan.
8.2    Stock Award Agreement. Each Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares granted or underlying such Award, the price, if any, to be paid for the Shares and the Period of Restriction applicable to an award of Restricted Stock or RSU and such other terms and conditions, consistent with this Plan, as the Committee, in its sole discretion, shall determine. Unless otherwise directed by the Committee, (a) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (b) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
8.3    Except as otherwise provided in a particular Award Agreement, each grant or sale of an award of Restricted Stock will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, but will not entitle such Participant to voting, dividend and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
8.4    Each grant or sale of a Stock Award may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share as of the Grant Date.
8.5    Each grant or sale of an award of Restricted Stock will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee as of the Grant Date or until achievement of Performance Goals referred to in Section 8.7 below. If the elimination of restrictions is based only on the passage of time, the period of time will be no shorter than one year.

8.6    Each grant or sale of an award of Restricted Stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee as of the Grant Date (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).
8.7    Any grant of a Stock Award may specify Performance Goals that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that notwithstanding Section 8.5 above, restrictions relating to Restricted Stock that vest upon the achievement of Performance Goals may not terminate sooner than after one year.
8.8    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of a Stock Award may provide for the earlier termination of restrictions on such Stock Award, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or Disability of a Participant, or in the event of a Change in Control, including, but not limited to, where either (i) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for Cause or the Participant terminates his or her employment or service for Good Reason or (ii) such Stock Awards are not assumed or converted into replacement awards in a manner described in the particular award; provided, however, that no Stock Award intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or Disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
8.9    Each grant or sale of Restricted Stock Units will constitute the agreement by the Company to deliver Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Performance Goals) during the Period of Restriction as the Committee may specify.
8.10    If a grant of Restricted Stock Units specifies that the Period of Restriction will terminate or that the Restricted Stock Units will be earned based only upon the achievement of Performance Goals, then, notwithstanding anything to the contrary contained in Section 8.12 below, the applicable Period of Restriction may not be a period of less than one year.
8.11    If the Period of Restriction lapses only by the passage of time rather than the achievement of Performance Goals as provided in Section 8.10 above, each such grant or sale will be subject to a Period of Restriction of not less than one year.
8.12    During the Period of Restriction, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, as of the Grant Date, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Performance Goals will be deferred until and paid contingent upon the achievement of the applicable Performance Goals.
8.13    Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Shares or cash, or a combination thereof.
8.14    Transferability/Share Certificates. Shares subject to an Award of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a Period of Restriction. During the Period of Restriction, a Restricted Stock Award may be registered in the holder’s name or a nominee’s name at the discretion of the Company and may bear a legend as described in Section 8.15.2. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent during the applicable Period of Restriction, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Shares subject to the Restricted Stock Award in the event such Award is forfeited in whole or part.
8.15    Other Restrictions.
8.15.1    General Restrictions. The Committee may set restrictions to the extent necessary to comply with applicable federal or state securities laws with respect to the Shares underlying or granted pursuant to a Stock Award.
8.15.2    Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock during the Period of Restriction to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend: “The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Swift Energy Company 2016 Equity Incentive Plan (the “Plan”), and in a Restricted Stock Award Agreement (as defined by the Plan). A copy of the Plan and such Restricted Stock Award Agreement may be obtained from the General Counsel of Swift Energy Company.”
8.16    Removal of Restrictions. Shares of Restricted Stock covered by a Restricted Stock Award made under the Plan shall be released from escrow as soon as practicable after the termination of the Period of Restriction and, subject to the Company’s right to require payment of any taxes, a certificate or certificates evidencing ownership of the requisite number of Shares shall be delivered to the Participant.
ARTICLE IX
STOCK APPRECIATION RIGHTS
9.1    Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion.

9.2    Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.
9.3    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the conditions of exercise, vesting conditions, and such other terms and conditions as the Committee, in its sole discretion, shall determine. If and to the extent that an SAR by its terms purports to be granted at a price lower than that permitted by the Plan, such SAR shall be deemed for all purposes to have been granted at the lowest price that would have in fact have been permitted by the Plan at the time of grant.
9.4    Expiration Dates. Each SAR shall terminate no later than the tenth (10th) anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.
9.5    Exercisability.
9.5.1    Method of Exercise. Unless otherwise specified in the Award Agreement pertaining to an SAR, an SAR may be exercised (a) by the Participant’s delivery of a written or electronic notice of exercise (in accordance with the applicable Award Agreement or procedures established by the Company) or to the Chief Financial Officer or General Counsel of the Company (or each of his or her designee), setting forth the number of whole SARs which are being exercised and payment of an amount sufficient to pay all taxes required to be withheld by any governmental agency and (b) by executing such documents as the Company may reasonably request.
9.5.2    Discretionary Limitations. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
9.6    Payment. Except as otherwise provided in the relevant Award Agreement, upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR by (ii) the number of Shares with respect to which the SAR is exercised (the “SAR Payment Amount”).
9.7    Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR of the SAR Payment Amount shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the SAR Payment Amount or (c) in a combination thereof, as set forth in the applicable Award Agreement.
9.8    Each grant of SAR may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

9.8.1    Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
9.8.2    Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the SAR or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of SAR may become exercisable sooner than after one year. A grant of SAR may provide for the earlier exercise of such SAR, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or disability of a Participant, or in the event of a Change in Control, including, but not limited to, where either (a) within a specified period the Participant’s employment or service is involuntarily terminated for reasons other than for Cause or the Participant terminates his or her employment or service for Good Reason or (b) such SAR are not assumed or converted into replacement awards in a manner described in a particular Award.
9.8.3    Any grant of SAR may specify Performance Goals that must be achieved as a condition of the exercise of such SAR.
9.9    Successive grants of SAR may be made to the same Participant regardless of whether any SAR previously granted to the Participant remain unexercised.
ARTICLE X
PERFORMANCE AWARDS
10.1    General. Subject to the provisions of the Plan, Performance Awards may be granted to such Participants at such times as the Committee determines, payable in any form described in Section 6.1, upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant in accordance with Article VIII only upon attainment of the relevant Performance Goals. If the Performance Award is payable in cash, it may be paid upon attainment of the relevant Performance Goals either in cash or in Shares (based on the then current Fair Market Value of such Shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in a form that is not inconsistent with the Plan and that the Committee may from time to time approve. Performance Awards granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement.
10.2    Performance Goals. Unless otherwise prohibited by applicable law, the Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of measurable Performance Goals established under this Plan. The Committee may grant awards subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Such Performance Goals are to be specified in the relevant Award Agreement and, to the extent applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more or a combination of the following metrics (including relative or growth achievement regarding such metrics) and shall mean any one or more of the following performance criteria: (a) revenue or oil and gas sales, (b) earnings per Share (basic and diluted), (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income and operating profit, (i) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, net cash from operations, return on investment and cash flow in excess of cost of capital), (j) earnings before interest, taxes, depreciation and amortization, (k) earnings before interest and taxes, (l) sales, (m) total stockholder return relative to assets, (n) total stockholder return relative to peers, (o) financial returns (including, without limitation, return on assets, return on net assets, return on equity return on capital, return on operating revenue and return on investment), (p) cost reduction targets, (q) customer satisfaction, (r) customer growth, (s) employee satisfaction, (t) gross margin or gross profit, (u) revenue growth, (v) market share, (w) book value per share, (x) expenses and expense ratio management, (y) finding costs of oil and gas reserves, (z) volumes of oil and gas reserves or adjusted reserves or changes therein, (aa) percentage of reserves replaced, (bb) production or adjusted production or production exit rate, (cc) lease operating cost (“LOE”) measures, or adjusted LOE measures, (dd) general and administrative (“G&A”) or adjusted G&A measures, (ee) net asset value (“NAV”) or NAV per share, (ff) operating cost measures or reductions, (gg) earnings and earnings growth (including earnings per share and earnings before or after interest and taxes, earnings before taxes, EBITDA or net earnings), (hh) basic or diluted earnings per share or growth in earnings or earnings per share, (ii) stock price or change in stock price, (jj) total shareholder return, (kk) return on capital or change in working capital or return on capital employed, (ll) reduction of fixed costs, (mm) any combination of the foregoing or (nn) in the case of Awards that are not Qualified Performance-Based Awards, such other criteria as the Committee may determine. Performance Goals may be related to the performance of the individual Participant or in respect of the performance of the Company, one or more of its Subsidiaries or any combination thereof on either a consolidated, business unit, departments, regions, functions, other organizational units or divisional level and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated comparison group. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices or to one or more of the Performance Goals themselves) and may be expressed in terms of a progression within a specified range. Multiple Performance Goals may be established and may have the same or different weighting. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be “qualifying,” and the Committee will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and Award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the performance period).
10.3    Certification. In the case of a Qualified Performance-Based Award, each Performance Goal will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or the level(s) of achievement with respect to such Covered Employee. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall certify in writing the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Shares).
10.4    Additional Criteria. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the Participant’s Award in its entirety or to any designated portion or portions of the Award, as the Committee may specify.
10.5    Value, Form and Payment of Performance Award. The Committee will establish the value or range of value of the Performance Award, the form in which the Award will be paid, and the date(s) and timing of payment of the Award. The Participant will be entitled to receive the Performance Award only upon the attainment of the Performance Goals and such other criteria as may be prescribed by the Committee during the Performance Period.
ARTICLE XI
OTHER AWARDS
11.1    Subject to applicable law and the applicable limits set forth in Article IV of this Plan, the Committee may grant to any Participant Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Article XI will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.
11.2    Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Article XI.

11.3    The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
11.4    If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Article XI is based only on the passage of time, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Article XI is based only on the achievement of Performance Goals, the earning, vesting or restriction period may not terminate sooner than after one year.
11.5    Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Article XI may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, involuntary termination for reasons other than for Cause, termination for Good Reason, death or Disability of the Participant, or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or Disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the particular award will specify the time and terms of delivery.
ARTICLE XII
RESTRICTIVE COVENANTS
The restrictive covenant obligations set forth in any employment agreement, consulting agreement, change in control agreement or similar agreement or an applicable Award Agreement in effect between the Company or an Affiliate and a Participant at the time of the grant of the Award, are incorporated herein by reference and shall have the same legal force and effect as if fully set forth herein, with references to the “Company” therein to be deemed to be references to the Company herein. Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Article XII would be inadequate and, in recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.
ARTICLE XIII
AMENDMENT, TERMINATION AND DURATION
13.1    Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if an amendment to this Plan (a) would materially increase the benefits accruing to participants under this Plan, (b) would materially increase the number of securities which may be issued under this Plan, (c) would materially modify the requirements for participation in this Plan, or (d) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the

New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained, subject to any other requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section 422 of the Code and the rules of the applicable securities exchange; provided, further, the Board may amend the Plan and any Award Agreement without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The provisions of the Plan dealing with the Emergence Pool or Awards in respect of the Emergence Pool may not be amended without the written consent of the Chief Executive Officer of the Company.
13.2    Except in connection with a corporate transaction or event described in Section 4.3 of this Plan, the terms of outstanding awards may not be amended to reduce the Exercise Price of outstanding Options or the Base Price of outstanding SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price of the original Options or Base Price of the original SARs, as applicable, without Stockholder approval. This Section 13.2 is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Section 4.3 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 13.2 may not be amended without approval by the Stockholders.
13.3    If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of involuntary termination for reasons other than for Cause, termination for Good Reason, death, Disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Period of Restriction has not been completed, or any Cash Incentive Awards, Performance Awards which have not been fully earned, or any other awards made pursuant to Article XI subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 14.6 of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option, SAR or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Period of Restriction will end or the time at which such Cash Incentive Awards, Performance Awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

13.4    Subject to Section 13.2 hereof, the Committee may amend the terms of any award granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or Disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 4.3 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
13.5    Duration of the Plan. The Plan shall, subject to Section 13.3, terminate ten (10) years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.
ARTICLE XIV
MISCELLANEOUS
14.1    No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason, with or without Cause.
14.2    Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee’s determination under the Plan (including, without limitation, determination of the eligible Employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Awards Agreements and the establishment of Performance Goals) need not be uniform and may be made by it selectively among eligible Employees who receive or are eligible to receive Awards under the Plan, either or not such eligible Employees are similarly situated.
14.3    Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Except upon the issuance of Shares pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
14.4    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, Corporate Event or otherwise, of all or substantially all of the business or assets of the Company.
14.5    Beneficiary Designations. Subject to the restrictions in Section 14.6 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid

Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee and as may be provided in an Award Agreement. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.
14.6    Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement, a Participant may transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.
14.7    No Rights as Stockholder. Except to the limited extent provided under the Plan, no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares, if any, or in the event the Shares are non-certificate, such other method of recording beneficial ownership, shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).
14.8    Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the market value of such Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Options.
14.9    No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, stockholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.
14.10    To the extent that any provision of this Plan would prevent any Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.
14.11    No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
14.12    Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any Employee for any purposes of this Plan or awards granted hereunder.
14.13    No Participant will have any rights as a Stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
14.14    The Committee may condition the grant of any Award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
14.15    Except with respect to Options and SAR, the Committee may permit Participants to elect to defer the issuance of Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of

Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
14.16    If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.
14.17    Stock-Based Awards in Substitution for Options or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:
14.17.1        Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate or other acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
14.17.2        In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
14.17.3        Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 14.16.1 or 14.16.2 above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Article IV of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 14.16.1 or 14.16.2 above will be added to the aggregate plan limit contained in Article IV of the Plan.
14.18    Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity, including misconduct, malfeasance or gross negligence in the performance of the Participant’s duties that either caused or significantly contributed to the material inaccuracy of financial results or other performance metric. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.
14.19    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
14.20    Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
14.21    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
14.22    Governing Law. The Plan and all determinations made and actions taken pursuant hereto to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the law of the State of Delaware and construed accordingly.
14.23    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought in any Court in the State of Delaware, and the Company and each Participant shall submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Company and each Participant shall irrevocably waive any objections which he, she or it may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Plan or any Award Agreement brought in any Court in the State of Delaware, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. The Company and each Participant shall waive any right he, she or it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Plan or any Award Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party to any Award Agreement or relating to this Plan in any way.
14.24    Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

14.25    Payments to Minors. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
14.26    Section 409A of the Code.
14.26.1        To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
14.26.2        Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries. Each payment made pursuant to the provisions of this Plan and/or any Award Agreement shall be regarded as a separate payment and not one of series of payments for purposes of Section 409A of the Code.
14.26.3        If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service.
14.26.4        Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

14.27    Section 16(b) of the 1934 Act. All elections and transactions under this Plan by persons subject to Section 16 of the 1934 Act involving Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may, in its sole discretion, establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the 1934 Act, as it may deem necessary or proper for the administration and operation of this Plan and the transaction of business thereunder.
14.28    Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
14.29    Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to any Awards hereunder.
14.30    Award Agreement. Notwithstanding any other provision of the Plan, to the extent the provisions of any Award Agreement are inconsistent with terms of the Plan and such inconsistency is a result of compliance with laws of the jurisdiction in which the Participant is resident or is related to taxation of such Award in such jurisdiction, the relevant provisions of the particular Award Agreement shall govern.

EXHIBIT A-I
[FORM OF] STOCK OPTION AGREEMENT – EMERGENCE GRANT (TYPE I)

CA01472PLN 2016 Equity Incentive Plan.DOCX

EXHIBIT A-II
[FORM OF] STOCK OPTION AGREEMENT – EMERGENCE GRANT (TYPE II)

CA01472PLN 2016 Equity Incentive Plan.DOCX

EXHIBIT B-I
[FORM OF] RESTRICTED STOCK UNIT AGREEMENT – EMERGENCE GRANT (TYPE I)

CA01472PLN 2016 Equity Incentive Plan.DOCX

EXHIBIT B-II
[FORM OF] RESTRICTED STOCK UNIT AGREEMENT – EMERGENCE GRANT (TYPE II)

CA01472PLN 2016 Equity Incentive Plan.DOCX

EXHIBIT C
EMERGENCE POOL GRANT ALLOCATION

CA01472PLN 2016 Equity Incentive Plan.DOCX